EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Bone Biologics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other (1)	5,000,000	(2)(3)	$2.145	(1)	$10,725,000	.00015310	$1,642
Total Offering Amounts							$10,725,000		$1,642
Total Fee Offsets									—	(4)
Net Fee Due									$1,642

(1)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The price for Bone Biologics Corporation’s (the “Company”) common stock, $0.001 par value per share (“Common Stock”) being registered hereby is based on a price of $2.145 per share of Common Stock, which is the average of the high ($2.21) and low ($2.08) trading prices for a share of Common Stock on September 19, 2025, as reported on the Nasdaq Stock Market.

(2)	Reflects 5,000,000 additional shares (the “Additional Shares”) of Common Stock issuable under the Bone Biologics Corporation 2015 Equity Incentive Plan (the “Plan”), as a result of an increase approved by the stockholders of the Company at its 2025 Annual Meeting of Stockholders on May 30, 2025. The Additional Shares are in addition to the shares of Common Stock previously registered for issuance under the Plan pursuant to the Company’s Registration Statements on Form S-8 (File Nos. 333-212890 and 333-274545) filed with the Securities and Exchange Commission on August 3, 2016 and September 15, 2023, respectively.

(3)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(4)	The Company does not have any fee offsets.